Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Announces Return
of Its Founder, Edward (“Jack”) Cameron, as President and CEO

Minneapolis, MN - May 20, 2015 - Appliance Recycling Centers of America, Inc. (“ARCA” or “the Company”) (Nasdaq:ARCI), a leading provider of appliance recycling and retailing services, today announced the return of Edward (“Jack”) Cameron as the company’s president and chief executive officer. The company’s newly elected five-member board of directors made this decision after the conclusion of this week’s annual shareholder meeting.
Cameron founded ARCA in 1976 and served as its president and chief executive officer until August 2014, when he retired from those positions while retaining his role as ARCA’s chairman of the board.
“I’m excited to lead ARCA’s day-to-day operations again,” said Cameron. “We’ve built a unique, synergistic business model - recycling capabilities, utility partnerships and retailing - along with a great team of employees, solid infrastructure and a healthy balance sheet.”
New board member Tony Isaac, chair of ARCA’s audit committee, commented, “Jack brings an unmatched combination of industry experience, knowledge and leadership that will be instrumental to ARCA’s continued success.”
About ARCA
ARCA's business components are uniquely positioned in the industry to work together to provide a full array of appliance- related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's twelve regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.
FOR MORE INFORMATION, CONTACT: Jack Cameron, President & CEO, (952) 930-9000

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